Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”), dated as of May 31, 2022, is entered into by and between Six Flags Entertainment Corporation, a Delaware corporation (the “Company”) and Gary Mick (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth in herein, the parties hereby agree as follows:

1.Term of Employment.  The term of Executive’s employment by the Company pursuant to this Agreement shall commence on June 1, 2022 (the “Effective Date”) and shall terminate in accordance with Section 4 hereof (such term, the “Term”).
2.Position, Duties and Location.
(a)Position and Duties.  During the Term, the Executive shall serve as the Chief Financial Officer, reporting to the Chief Executive Officer.  In such position, the Executive shall have the duties, authority, and responsibilities as shall be determined from time to time by the Chief Executive Officer, which duties, authority, and responsibilities shall be consistent with the Executive’s position.
(b)Attention and Time.  During the Term, the Executive shall devote substantially all Executive’s business attention and time to the performance of the Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board.  Notwithstanding the foregoing, the Executive will be permitted to (a) with the prior written consent of the Board (which consent will not be unreasonably withheld or delayed) act or serve as a director, trustee, committee member, or principal of any type of business, civic, or charitable organization, and (b) purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities described in clauses (a) and (b) do not interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in Section 2 hereof.  The Executive shall use their best efforts to resign from any outside position(s), consistent with the Executive’s obligations with respect to such position(s), if, at any time during the Term, the Board determines in good faith that such activities materially interfere with the performance of the Executive’s duties and responsibilities for the Company.

(c)Place of Performance.  The principal place of the Executive’s employment shall be the Company’s principal corporate office, currently located in Arlington, Texas; provided that the Executive may be required to travel on Company business during the Term.
3.Compensation.
(a)Base Salary.  The Company shall pay the Executive an annual base salary of $450,000.00 in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly.  Executive’s base salary shall be reviewed at least annually by the Board and the Board may, but shall not be required to, increase the base salary during the Term.  The Executive annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”.
(b)Annual Bonus.
(i)For each calendar year of the Term, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”).  As of the Effective Date, the Executive Annual Bonus opportunity shall be equal to 90% of Base Salary (“Target Bonus”), based on the achievement of Company performance goals established by the Compensation Committee of the Board (the “Compensation Committee”).  For the period beginning on the Effective Date and ending on the last day of the applicable performance year, the Executive shall be eligible to receive a prorated Annual Bonus (calculated as the Annual Bonus that would have been paid for the entire performance year multiplied by a fraction, the numerator of which is equal to the number of days the Executive worked in the applicable performance year, and the denominator of which is the equal to the total number of days in such year).
(ii)The Annual Bonus, if any, will be paid pursuant to the Company’s bonus plan and paid during the calendar year following the performance year, but no later than five days following the filing of the Company’s Form 10-K for the performance year (or, if the Company is not required to or does not file a Form 10-K, no later than five days following the completion of the audit of the applicable performance year).
(iii)Except as otherwise provided in Section 4, the Annual Bonus will be subject to the terms of the Company annual bonus plan under which it is granted.
(c)Equity Awards.  In consideration of the Executive entering into this Agreement and as an inducement to join the Company, on June 1, 2022 (“Grant Date”), the Company shall grant the following equity awards to the Executive:
(i)Pursuant to the Restricted Stock Unit Agreement Pursuant to the Six Flags Entertainment Corporation Long-Term Incentive Plan (the “RSU Grant Agreement”), Restricted Stock Units (“RSUs”) with a three (3) year annual pro rata vesting from the grant date (as defined in the RSU Grant Agreement) with the number of shares of common stock underlying such RSUs determined by dividing $400,000.00 by the closing price of a share of the Company’s common stock on the Grant Date;

(ii)Pursuant to the Company’s 2022 Long Term Incentive Plan, Performance Stock Units (“PSUs”) with the number of shares of common stock underlying such PSUs determined by dividing $1,200,000.00 by the closing price of a share of the Company’s common stock on the Grant Date and which shall vest as set forth in the Company’s 2022 Long Term Incentive Plan; and
(iii)With respect to each calendar year of the Company ending during the  Term, the Executive shall be eligible to receive annual equity awards under the RSU Grant Agreement and/or Long Term Incentive Plan or any successor plans.
(d)Other Compensation and Benefits.  During the Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, the “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans.  The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.
(e)Vacation; Paid Time Off.  During the Term, the Executive shall be entitled to four (4) weeks of paid vacation days per calendar year (prorated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time.  The Executive shall receive other paid time off in accordance with the Company’s policies for executive officers as such policies may exist from time to time.
(f)Relocation Expenses.  The Company shall pay, or reimburse the Executive for, all reasonable relocation expenses incurred by the Executive relating to the Executive’s relocation to Arlington, Texas or surrounding areas in accordance with the Relocation Assistance Summary and Employee Repayment of Hiring Benefits Agreement (collectively, “Relocation Agreements”).
(g)Business Expenses.  During the Term, the Company shall reimburse the Executive for all reasonable and necessary out-of-pocket business and travel expenses the Executive may incur in carrying out their duties under this Agreement in accordance with the Company’s expense reimbursement policies and procedures.
(h)Clawback.  Any amounts payable under this Agreement are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Executive. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.
4.Termination of Employment.  The Term and Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least thirty (30) days advance written notice of any termination of the Executive’s employment.  On termination of the Executive’s employment during the Term, the Executive shall be entitled to the compensation and benefits described in this Section 4 and shall have no further rights to any compensation or any other benefits from the Company or any of its Affiliates or Subsidiaries.
(a)For Cause or Without Good Reason.  The Executive’s employment hereunder may be terminated by the Company for Cause or by the Executive without Good Reason.  If the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to receive the following:
(i)Any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid on the pay date immediately following the Termination Date (as defined below) in accordance with the Company’s customary payroll procedures;
(ii)Reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy;
(iii)Such employee benefits, if any, to which the Executive may be entitled under the Company’s Employee Benefit Plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein; and
(iv)Any earned but unpaid Annual Bonus with respect to any completed calendar year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date; provided that the Executive executes an effective release of claims, as set forth in Section 4(e).

Items 4(a)(i) through 4(a)(iv) are referred to herein collectively as the “Accrued Amounts”.

(b)Without Cause or For Good Reason.  The Term and the Executive’s employment hereunder may be terminated by the Company without Cause or by the Executive for Good Reason other than as set forth in Section 4(d).  In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive’s compliance with Sections 5 through 8 of this Agreement and the Executive’s execution of an effective release of claims, as set forth in Section 4(e), the Executive shall be entitled to receive the following:
(i)Payment equal to the product of (i) the Annual Bonus, if any, that the Executive would have earned for the calendar year in which the Termination Date occurs based on achievement of the applicable performance goals for such year and (ii) a fraction, the numerator of which is the number of days the Executive was employed by the Company during the year of termination and the denominator of which is the number of days in such year (the “Pro-Rata Bonus”). This amount shall be paid at the time described in Section 3(b);
(ii)Payment of an amount equal to the product of one (1) and the sum of (X) the Executive’s Base Salary (excluding any reductions thereto that serve as the basis for a termination for Good Reason) and (Y) Target Bonus for the year of termination, such amount to be paid in a lump sum as soon as practicable after the Termination Date but no later than the earliest time permitted under Section 4(e) and Section 21;

(iii)If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company, at the Company’s sole discretion, shall either (X) continue the Executive’s health care coverage under the Company’s health plans for a period of three (3) months commencing on the Termination Date or until the Executive (and the Executive’s eligible dependents, if any) receives comparable coverage from a subsequent employer.  Such coverage shall be on the same basis as coverage is made available to executives employed by the Company (including, without limitation, co-pays, deductibles and other required payments and limitations), with the Company paying the applicable COBRA premium in excess of the amount paid by active employees for such coverage or otherwise providing such coverage to Executive for the amount paid by active employees for such coverage and Executive’s qualifying event for purposes of COBRA shall be treated as occurring at the Termination Date; or (Y) pay the Executive a cash lump sum payment equal to (i) three (3) multiplied by (ii) the excess of the monthly applicable COBRA premium as of the Executive’s Termination Date for health care coverage Executive (and Executive’s eligible dependents, if any) had from the Company immediately prior to the Executive’s Termination Date over the monthly dollar amount the Executive would have paid to the Company for such health care coverage if the Executive remained employed for the three (3) month period commencing on the Termination Date;
(iv)Immediate vesting of all time-vested options, stock appreciation rights, restricted stock, RSUs and other time-vested equity-based incentive awards then held by Executive (excluding any performance-based awards) (collectively, “Equity Awards”), that are scheduled to vest in the twelve (12) month period following Executive’s Termination Date, with all vested options remaining exercisable for the shorter of their originally scheduled respective terms and one (1) year following the Executive’s Termination Date; and
(v)Reimbursement of up to $10,000 for executive outplacement services provided by a firm of the Executive’s choosing, subject to the Executive’s presentation of appropriate invoices or other reasonable documentation, by a date to be determined by the Company in its sole discretion.
(c)Death; Disability.
(i)The Executive’s employment hereunder shall terminate automatically on the Executive’s death during the Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability.
(ii)If the Executive’s employment is terminated during the Term on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:
(A)The Accrued Amounts;
(B)Payment of a Pro Rata Bonus, payable at the time described in Section 3(b); and

(C)Immediate vesting of all Equity Awards, with all outstanding options and stock appreciation rights remaining exercisable for the shorter of their originally scheduled respective terms and one (1) year following the Executive’s Termination Date.

(iii) If the Executive’s employment is terminated during the Term on account of the Executive’s Disability, the Executive shall be entitled to receive payment of an amount equal to the product of one (1) and the sum of Executive’s Base Salary and Target Bonus for the year of termination, such amount to be paid in a lump sum as soon as practicable after the Termination Date, but no later than the earliest time permitted under Section 4(e) and Section 21.

(d)Change in Control Termination.
(i)Notwithstanding any other provision contained herein, if the Executive’s employment hereunder is terminated by the Executive for Good Reason or by the Company without Cause (other than on account of the Executive's death or Disability), in each case within twenty-four (24) months following a Change in Control, the Executive shall be entitled to receive the Accrued Amounts and subject to Executive’s compliance with Sections 5 through 8 of this Agreement and the Executive’s execution of an effective release, the Executive shall be entitled to receive the following:
(A)Payment of a Pro Rata Bonus, payable at the time described in Section 3(b);
(B)Payment of an amount equal to the product of two (2) and the sum of (X) the Executive’s Base Salary (excluding any reductions thereto that serve as the basis for a termination for Good Reason) and (Y) Target Bonus for the year of termination, such amount to be paid in a lump sum as soon as practicable after the Termination Date but no later than the earliest time permitted under Section 4(e) and Section 21;
(ii)If the Executive timely and properly elects health continuation coverage under COBRA, the Company, at the Company’s sole discretion, shall either (X) continue the Executive’s health care coverage under the Company’s health plans for a period of three (3) months commencing on the Termination Date or until the Executive (and the Executive’s eligible dependents, if any) receives comparable coverage from a subsequent employer.  Such coverage shall be on the same basis as coverage is made available to executives employed by the Company (including, without limitation, co-pays, deductibles and other required payments and limitations), with the Company paying the applicable COBRA premium in excess of the amount paid by active employees for such coverage or otherwise providing such coverage to Executive for the amount paid by active employees for such coverage and Executive’s qualifying event for purposes of COBRA shall be treated as occurring at the Termination Date; or (Y) pay the Executive a cash lump sum payment equal to (i) three (3) multiplied by (ii) the excess of the monthly applicable COBRA premium as of the Executive’s Termination Date for health care coverage Executive (and Executive’s eligible dependents, if any) had from the Company immediately prior to the Executive’s Termination Date over the monthly dollar amount the Executive would have paid to the Company for such health care coverage if the Executive remained employed for the three (3) month period commencing on the Termination Date;
(iii)Immediate vesting of all Equity Awards; and
(iv)Reimbursement of up to $10,000 for executive outplacement services provided by a firm of the Executive’s choosing, subject to the Executive’s presentation of appropriate invoices or other reasonable documentation, by a date to be determined by the Company in its sole discretion.
(e)Release.  As a condition to receiving the payments and benefits set forth in Section 4(b) or Section 4(d), the Executive shall be required, within 60 days of Executive’s Termination Date (including, without limitation, a Termination Date that occurs after the expiration of the Term), to execute, deliver and not revoke (with any applicable revocation period having expired) a general release of claims in a form attached hereto as Exhibit A.  To the extent required by Section 21, any payments or benefits that would otherwise have been made during such 60-day period shall not be made and shall be accumulated and paid in a single lump sum on the expiration of such 60-day period and any applicable revocation period.
(f)Full Discharge.  The amounts payable to the Executive under this Section 4 following termination of Executive’s employment shall be in full and complete satisfaction of Executive’s rights under this Agreement and any other claims the Executive may have in respect of Executive’s employment by the Company or any of its Affiliates or Subsidiaries, and Executive acknowledges that such amounts are fair and reasonable, and the Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, with respect to the termination of Executive’s employment hereunder or breach of this Agreement.  Nothing contained in this sub-section shall serve as a bar to any claim that would not have been released if the Executive executed the release attached as Exhibit A upon the Executive’s Termination Date, whether or not such release is required to be executed in connection with such termination.
(g)Definitions.  For purposes of this Agreement, the following definitions shall apply:
(i)“Affiliate” shall mean a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the Company.
(ii)“Board” shall mean the Board of Directors of the Company.  The duties and responsibilities of the Board hereunder may be exercised by a committee of the Board, which shall be considered to be the “Board” for purposes hereof.
(iii)“Cause” shall mean: (A) the Executive’s failure (except where due to physical or mental incapacity) to perform Executive’s duties hereunder after written notice from the Company requesting such performance and specifying Executive’s alleged non-compliance; (B) the Executive’s failure to comply with any valid and legal directive of the Chief Executive Officer; (C) the Executive’s material malfeasance or gross neglect in the performance of Executive’s duties hereunder; (D) the Executive’s conviction of or plea of guilty or nolo contendere to, a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (E) the Executive’s engagement in illegal conduct, embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company; (F) the Executive’s violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; (G) the Executive’s willful unauthorized disclosure of Confidential Information (as defined below); (H) the Executive’s material breach of any material obligations under this Agreement (as determined in good faith by the Board) that is not remedied within fifteen (15) days after written notice from the Company specifying such breach and the opportunity to appear before the Board; (I) the Executive’s continued failure to cooperate in any audit or investigation involving the Company or its Affiliates or Subsidiaries or its or their financial statements or business practices that is not remedied within fifteen (15) days of written notice from the Company specifying such failure; or (J) the Executive’s actual gross misconduct that the Board determines in good faith adversely and materially affects the business or reputation of the Company or any Affiliate or Subsidiary; provided that in any dispute pursuant to Section 11 regarding whether “Cause” exists under this clause (J), the arbitrator shall make a de novo review of whether the Executive’s actual gross misconduct adversely and materially affected the business or reputation of the Company or its Affiliates or Subsidiaries taken as a whole, it being understood that the Executive’s termination shall be determined by the arbitrator to have been by the Company without Cause under this clause (J) if either (a) the Executive did not actually engage in gross misconduct or (b) such gross misconduct did not in fact have an adverse and material effect on the business or reputation of the Company and its Affiliates or Subsidiaries taken as a whole.
(iv)“Change in Control” shall mean:  (A) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding (x) any employee benefit plan of the Company, (y) any Permitted Holder or (z) any acquisitions pursuant to a transaction described in clause (D) below, that does not constitute a Change in Control), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only through the passage of time), directly or indirectly, of more than thirty-five percent (35%) of the voting stock of the Company; (B) at any time, the Continuing Directors (as defined below) cease for any reason to constitute at least a majority of the Board; (C) a direct or indirect sale or other transfer of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, or (D) consummation of any merger, consolidation or like business combination or reorganization of the Company that results in the voting securities of the Company outstanding immediately prior to the consummation of such merger, consolidation or like business combination or reorganization not representing (either by remaining outstanding or by being converted into voting securities of the applicable surviving or other entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company (or its successor) (or the ultimate parent company thereof) outstanding immediately after such merger, consolidation or like business combination or reorganization.  Only one (1) Change in Control may occur during the Term.

(v)“Continuing Directors” shall mean, as of any date of determination, any member of the Board who (i) was a member of the Board on the date of this Agreement or (ii) was nominated for election or elected to the Board with the approval of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election.
(vi)“Disability” shall mean the Executive’s inability, due to mental or physical incapacity, to perform the essential functions of the Executive’s job, with or without reasonable accommodation, for 90 consecutive days or 180 days in any two-year period; provided, however, in the event that the Company temporarily replaces the Executive, or transfers the Executive's duties or responsibilities to another individual on account of the Executive's inability to perform such duties due to a mental or physical incapacity which is, or is reasonably expected to become, a Disability, then the Executive's employment shall not be deemed terminated by the Company and the Executive shall not be able to resign with Good Reason as a result thereof.  Any question as to the existence of the Executive's Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.
(vii)“Good Reason” shall mean the occurrence, without the Executive’s express written consent, of:  (A) removal of the Executive as Chief Financial Officer; (B) a material, adverse change in the Executive’s authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law); (C) a material reduction in the Executive’s Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions; (D) a material reduction in the Executive’s Target Bonus opportunity; or (E) any material breach by the Company of Section 3 or Section 10 of this Agreement.  The Executive cannot terminate for Good Reason unless (1) Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 90 days of the initial existence of such grounds, and (2) the Company has had at least (a) ten (10) business days from the date on which such notice is provided to cure if the event is nonpayment of an amount due to Executive, or (b) 60 days from the date on which such notice is provided to cure for all other events.  If the Executive does not terminate employment for Good Reason within 30 days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.
(viii)“Notice of Termination” shall mean the written notice of termination to the other party communicating any termination of Executive’s employment hereunder by the Company or by the Executive during the Term (other than termination pursuant to Section 4(c) on account of the Executive’s death).  The Notice of Termination shall be communicated to the other party in accordance with Section 14 and shall specify:

(A)The termination provision of this Agreement relied upon;
(B)To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and
(C)The applicable Termination Date.

The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company thereafter from asserting such fact or circumstance within a period of six (6) months from the Termination Date in order to enforce the Executive’s or the Company’s otherwise applicable rights hereunder.

(ix)“Permitted Holders” shall mean each person or entity (and any affiliate of such person) beneficially owning more than 10% of the Company’s voting stock on the Effective Date.
(x)“Subsidiary” of the Company shall mean any corporation of which the Company owns, directly or indirectly, more than fifty percent (50%) of the voting stock.
(xi)The Executive’s “Termination Date” shall be:
(A)If the Executive's employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;
(B)If the Executive's employment hereunder is terminated on account of the Executive’s Disability, the date that it is determined that the Executive has a Disability;
(C)If the Company terminates the Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive, or any date thereafter elected by the Company in its sole discretion not to exceed thirty (30) days following the date of such Notice of Termination;
(D)If the Company terminates the Executive’s employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than fourteen (14) calendar days following the date on which the Notice of Termination is delivered; provided that, the Company shall have the option to provide the Executive with a lump sum payment equal to fourteen (14) days’ Base Salary in lieu of such notice, which shall be paid on the next regularly scheduled payroll date following the Executive’s Termination Date and for all purposes of this Agreement, the Executive’s Termination Date shall be the date on which such Notice of Termination is delivered;
(E)If the Executive terminates the Executive’s employment hereunder with or without Good Reason, the date specified in the Executive's

Notice of Termination, which shall be no less than fourteen (14) days following the date on which the Notice of Termination is delivered; provided that, the Company may waive all or any part of the fourteen (14) day notice period for no consideration by giving written notice to the Executive and for all purposes of this Agreement, the Executive's Termination Date shall be the date determined by the Company; and

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a “separation from service” within the meaning of Section 409A

(h)Resignation of All Other Positions.  On termination of the Executive’s employment hereunder for any reason, the Executive agrees to resign and shall be deemed to have resigned effective on the Termination Date without the requirement of any additional action, from any and all positions the Executive holds with the Company or any its Affiliates or Subsidiaries.
(i)Breach of Payment Obligation.  If the Company fails (other than pursuant to Section 19) to pay any amount due to the Executive (or Executive’s estate) pursuant to this Section 4 within the fifteen (15) day period following written notice by Executive (it being understood and agreed that such notice may not be given until any such material payment has not been paid for at least 15 days following its scheduled payment date), the restrictions imposed by Section 8(a)(i) and (ii) shall immediately terminate.
5.Confidentiality of Trade Secrets and Business Information.
(a)The Executive agrees that they shall not, at any time during the Term or thereafter, whether directly or indirectly, disclose or use any trade secret, proprietary or confidential information of the Company or any Affiliate or Subsidiary of the Company (collectively, “Confidential Information”), obtained by the Executive during the course of such employment, except for (i) disclosures and uses required in the course of the Executive’s employment or with the written permission of the Company, (ii) disclosures with respect to any litigation, arbitration or mediation involving this Agreement, including but not limited to, the enforcement of Executive’s rights under this Agreement, or (iii) as may be required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order such disclosure; provided that, if, in any circumstance described in clause (iii), the Executive receives notice that any third party shall seek to compel the Executive by process of law to disclose any Confidential Information, the Executive shall promptly notify the Company and provide reasonable cooperation to the Company (at the Company’s sole expense) in seeking a protective order against such disclosure.  The Executive shall treat all Confidential Information as strictly confidential and agrees not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as required in the performance of the Executive’s authorized employment duties to the Company.
(b)“Confidential Information” shall include, without limitation, the following types of information or material, both existing and contemplated, regarding the Company or its

Subsidiaries or Affiliates: corporate information, including plans, strategies, policies, resolutions and any litigation or negotiations; marketing information, including strategies, methods, customers, prospects or market research data; financial information, including cost and performance data, debt arrangement, equity structure, investors and holdings; operational and scientific information, including trade secrets and technical information; and personnel information, including personnel lists, resumes, personnel data, organizational structure, compensation structure and performance evaluations.  The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.  The Executive further understands and agrees that Confidential Information includes information developed by the Executive in the course of employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance.  Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive’s behalf.
(c)The Executive is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, the Executive is further notified that an individual who files an action or lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the individual’s attorney and use the trade secret information in a proceeding if the individual: (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret except pursuant to court order.
(d)The Executive understands and acknowledges that the Executive’s obligations under this Agreement with regard to any particular Confidential Information shall commence immediately upon the Executive first having access to such Confidential Information (whether before or after the Executive begins employment by the Company) and shall continue during and after the Executive’s employment by the Company until such time as such Confidential Information has become public knowledge other than as a result of the Executive's breach of this Agreement or breach by those acting in concert with the Executive or on the Executive’s behalf.
6.Return of Information.  The Executive agrees that at the time of any termination of Executive’s employment with the Company or expiration of the Term, whether at the instance of Executive or the Company, and regardless of the reasons therefore, Executive shall deliver to the Company (at the Company’s expense), any and all notes, files, memoranda, papers and, in general, any and all physical (including electronic) matter containing Confidential Information that are in Executive’s possession or under Executive’s control, except as otherwise consented in writing by the Company at the time of such termination.  The foregoing shall not prevent Executive from retaining copies of personal diaries, personal notes, personal address books, personal calendars, and any other personal information (including, without limitation, information relating to Executive’s compensation), but only to the extent such copies do not contain any Confidential

Information other than that which relates directly to Executive, including Executive’s compensation.
7.Mutual Nondisparagement.  During the Term and at any time thereafter, Executive agrees not to make any public statement that is intended to or would reasonably be expected to disparage the Company, its Affiliates or Subsidiaries, or its or their directors, officers, employees, businesses or products other than as required in the good faith discharge of the Executive’s duties hereunder.  The Company (including directors and officers of the Company in their capacity as such) likewise agrees that it shall not make any public statement that is intended to or would reasonably be expected to disparage the Executive.  At the request of the Executive, the Company shall direct its directors and officers to not make any statements that would violate this Section 7 if they were made by the Company and shall use its commercially reasonable efforts to enforce such direction.  Notwithstanding the foregoing, nothing in this Section shall prevent any person from (A) responding publicly to any incorrect, disparaging or derogatory public statement made by or on behalf of the other party to the extent reasonably necessary to correct or refute such public statement, or (B) making any truthful statement to the extent required by law.  Nothing in this Agreement is intended to or will be used in any way to limit the Executive’s rights to communicate with a government agency, as provided for, protected under or warranted by applicable law.
8.Noncompetition and Noninterference.
(a)General.  The Executive understand that the nature of the Executive’s position gives the Executive access to and knowledge of Confidential Information and places the Executive in a position of trust and confidence with the Company and its Affiliates or Subsidiaries. The Executive understands and acknowledges that the intellectual services the Executive provides to the Company are unique, special, or extraordinary.  The Executive further understands and acknowledges that the Company's ability to reserve these for the exclusive knowledge and use of the Company is of great competitive importance and commercial value to the Company, and that improper use or disclosure by the Executive is likely to result in unfair or unlawful competitive activity.
(i)Non-Competition.  During the Restricted Period, the Executive shall not, directly or indirectly, as an employee, consultant, director, member, partner, investor, independent contractor, owner, principal, agent, trustee or otherwise engage in any Restricted Activity in the Restricted Area whether individually or for, through, or on behalf of a Competing Business.
(ii)Noninterference.  During the Restricted Period, the Executive shall not individually or through, for, or on behalf of a Competing Business, directly or indirectly, engage in any of the following conduct:
(A)Attempt to, or assist any other person in attempting to, employ, engage, retain or partner with any person who is then, or at any time during the prior twelve (12) month period was, a director, officer or other executive of the Company or a Subsidiary or Affiliate, or encourage any such person or any consultant, agent or independent contractor of the Company or any Subsidiary or Affiliate to terminate or adversely alter or modify their relationship with the

Company or any Subsidiary or Affiliate.  This Section shall not be violated by general advertising, general internet postings or other general solicitation in the ordinary course not specifically targeted at such persons;
(B)Solicit any then current customer (excluding any patrons of the Company’s amusement parks) or business partner of the Company or any Affiliate or Subsidiary to terminate, alter or modify its relationship with the Company or the Affiliate or Subsidiary, or to interfere with the Company’s or any Affiliate’s or Subsidiary’s relationships with any of its customers or business partners.
(b)Definition.  For purposes of this Agreement, the following definition shall apply:
(i)“Competing Business” shall mean any corporation, partnership or other entity in the theme park industry that provides activities, products, or services that are the same as or similar to the activities, products, or services of the Company or any Affiliate or Subsidiary, which shall include, without limitation, amusement and water parks.  Competing Business includes, but is not limited to, the following: Sea World, Cedar Fair, Merlin Entertainments, Schlitterbahn, Hershey Park Entertainment and Ultimate Waterpark, The Walt Disney Company, and Universal Studios.  Notwithstanding the foregoing, the Executive’s provision of services to an Affiliate, Subsidiary or unit of a Competing Business that is not directly engaged in the theme park business shall not be a violation of the restrictions of this Section 8 so long as the Executive does not provide material services in respect of the theme park business and does not have material direct or indirect managerial or oversight responsibility or authority for the theme park business.  Nothing contained herein shall prevent Executive from acquiring, solely as an investment, any publicly-traded securities of any person so long as Executive remains a passive investor in such person and does not own more than one percent (1%) of the outstanding securities thereof.
(ii)“Restricted Activity” means engaging in any business or activity that provides activities, products, or services that are the same as or similar to the activities, products or services of the Company or any Affiliate or Subsidiary through, for, or on behalf of a Competing Business and that (A) the Executive was directly or indirectly engaged in on behalf of the Company or any Affiliate or Subsidiary or (B) the Executive obtained Confidential Information or trade secrets regarding during the course of the Executive’s employment with the Company or any Affiliate or Subsidiary.
(iii)“Restricted Area” means the U.S. or the geographic region, state(s) or county(ies) where the Executive worked for the Company and/or where the park(s) the Executive worked at is/are located.  Restricted Area shall mean the geographic area to the fullest extent permitted by applicable law.
(c)Acknowledgement. The Executive acknowledges and agrees that the services to be rendered by the Executive to the Company are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing strategies by virtue of the Executive’s employment; and that the Restrictive Covenants (defined below) and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company.  The Executive further acknowledges that the benefits provided to the Executive under this Agreement, including the amount of the Executive’s compensation, reflects, in part, the Executive’s obligations and the Company’s rights under Sections 5 through 8 of this Agreement; that the Executive has no expectation of any additional compensation, monies, or other payment of any kind not otherwise referenced herein in connection herewith; and that the Executive will not suffer undue hardship by reason of full compliance with the terms and conditions of Sections 5 through 8 of this Agreement or the Company's enforcement thereof.
(d)Notification to Subsequent Employer. When the Executive’s employment with the Company terminates, the Executive agrees to notify any subsequent employer of the Restrictive Covenants sections contained in this Agreement.  The Executive will also deliver a copy of such notice to the Company before the Executive commences employment with any subsequent employer.  In addition, the Executive authorizes the Company to provide a copy of the Restrictive Covenants sections of this Agreement to third parties, including but not limited to, the Executive’s subsequent, anticipated, or possible future employer.
9.Enforcement.  Executive acknowledges and agrees that: (i) the purpose of the covenants set forth in Sections 5 through 8 above (the “Restrictive Covenants”) is to protect the goodwill, trade secrets and other Confidential Information of the Company; (ii) because of the nature of the business in which the Company is engaged and because of the nature of the Confidential Information to which the Executive has access to, it would be impractical and excessively difficult to determine the actual damages of the Company in the event the Executive breached any such covenants; and (iii) remedies at law (such as monetary damages) for any breach of the Executive’s obligations under the Restrictive Covenants would be inadequate.  The Executive therefore agrees and consents that if Executive commits any breach of a Restrictive Covenant, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage.  If any portion of the Restrictive Covenants is hereafter determined to be invalid or unenforceable in any respect, such determination shall not affect the remainder thereof, which shall be given the maximum effect possible and shall be fully enforced, without regard to the invalid portions.  In particular, without limiting the generality of the foregoing, if the covenants set forth in Section 8 are found by a court or an arbitrator to be unreasonable, Executive and the Company agree that the maximum period, scope or geographical area that is found to be reasonable shall be substituted for the stated period, scope or area, and that the court or arbitrator shall revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  If any of the Restrictive Covenants are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such covenant in any other jurisdiction.
10.Indemnification.
(a)The Company agrees that if the Executive is made a party to, is threatened to be made a party to, receives any legal process in, or receives any discovery request or request for information in connection with, any action, suit or proceeding, whether civil, criminal, administrative or investigative, excluding any action instituted by the Executive, any action related to any actual violation of Section 16 of the Exchange Act by the Executive or any action brought by the Company for compensation or damages related to the Executive’s breach of this Agreement (a “Proceeding”), by reason of the fact that the Executive was a director, officer, employee, consultant or agent of the Company, or was serving at the request of, or on behalf of, the Company as a director, officer, member, employee, consultant or agent of another corporation, limited liability corporation, partnership, joint venture, trust or other entity, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as a director, officer, member, employee, consultant or agent of the Company or other entity, Executive shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by the Company’s certificate of incorporation or by-laws or, if greater, by applicable law, against any and all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees reasonably incurred, judgments, fines, taxes or penalties and amounts paid or to be paid in settlement and any reasonable cost and fees incurred in enforcing Executive’s rights to indemnification or contribution) incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to Executive even though the Executive has ceased to be a director, officer, member, employee, consultant or agent of the Company or other entity and shall inure to the benefit of Executive’s heirs, executors and administrators.  The Company shall reimburse the Executive for all costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by Executive in connection with any Proceeding within twenty (20) business days after receipt by the Company of a written request for such reimbursement and appropriate documentation associated with these expenses.  Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that the Executive is not entitled to be indemnified against such costs and expenses; provided that the amount of such obligation to repay shall be limited to the after-tax amount of any such advance except to the extent the Executive is able to offset such taxes incurred on the advance by the tax benefit, if any, attributable to a deduction for repayment.
(b)Neither the failure of the Company (including its board, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by the Executive under Section 10(a) above that indemnification of the Executive is proper because Executive has met the applicable standard of conduct, nor a determination by the Company (including its board, independent legal counsel or stockholders) that Executive has not met such applicable standard of conduct, shall create a presumption or inference that the Executive has not met the applicable standard of conduct.
(c)The Company agrees to continue and maintain a directors’ and officers’ liability insurance policy covering the Executive at a level, and on terms and conditions, no less favorable to Executive than the coverage the Company provides other similarly-situated executives for six years after the Executive’s Termination Date or such longer statute of limitation period.
(d)Nothing in this Section 10 shall be construed as reducing or waiving any right to indemnification, or advancement of expenses the Executive would otherwise have under the Company’s certificate of incorporation or by-laws or under applicable law.

11.Arbitration.  Subject to Section 9, in the event that any dispute arises between the Company and Executive regarding or relating to this Agreement and/or any aspect of the Executive’s employment relationship with the Company, the parties consent to resolve such dispute through mandatory arbitration under the Employment Rules of the American Arbitration Association (“AAA”), before a single arbitrator in Dallas, Texas.  The parties hereby consent to the entry of judgment upon award rendered by the arbitrator in any court of competent jurisdiction.  Notwithstanding the foregoing, however, should adequate grounds exist for seeking immediate injunctive or immediate equitable relief, any party may seek and obtain such relief.  The parties hereby consent to the exclusive jurisdiction of the state and federal courts of or in the State of Texas for purposes of seeking such injunctive or equitable relief as set forth above.  Out-of-pocket costs and expense reasonably incurred by the Executive in connection with such arbitration (including attorneys’ fees) shall be paid by the Company with respect to each claim on which the arbitrator determines the Executive prevails.
12.Cooperation.  The parties agree that certain matters in which the Executive will be involved during the Term may necessitate the Executive’s cooperation in the future.  According, to the extent reasonably requested by the Board, the Executive shall cooperate, in a reasonable manner and at the expense of the Company, with the Company and its attorneys, both during and after the termination of Executive’s employment, regardless of reason, in connection with any litigation or other proceeding arising out of or relating to matters in which the Executive was involved prior to the termination of Executive’s employment so long as such cooperation does not materially interfere with the Executive’s employment or consulting.  In the event that such cooperation is required after the termination of the Executive’s employment with the Company and its Affiliates or Subsidiaries, the Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation, provided that such expenses are approved in advance by the Company after presentation by the Executive of reasonable documentation related thereto.
13.Mutual Representations.
(a)The Executive acknowledges and agrees that the Executive has fully read, understands and voluntarily enters into this Agreement.  The Executive acknowledges and agrees that the Executive has had an opportunity to ask questions and consult with an attorney of the Executive’s choice before signing this Agreement.  The Executive further acknowledges that the Company has not provided the Executive with any legal advice regarding this Agreement.
(b)The Executive represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof (i) shall not constitute a default under, or conflict with, any agreement or other instrument to which the Executive is a party or by which the Executive is bound, and (ii) the Executive’s execution and delivery of this Agreement do not require the consent of any other person.
(c)The Company represents and warrants to the Executive that (i) the execution, delivery and performance of this Agreement by the Company has been fully and validly authorized by all necessary corporate action, (ii) the person signing this Agreement on behalf of the Company is duly authorized to do so, (iii) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company is a party or by which it is bound and (iv) upon execution and delivery of this Agreement by the parties, it shall be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
(d)Each party hereto represents and warrants to the other that this Agreement constitutes the valid and binding obligations of such party enforceable against such party in accordance with its terms.
14.Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when delivered (i) personally, (ii) by registered or certified mail, postage prepaid with return receipt requested, (iii) by facsimile with evidence of completed transmission, or (iv) delivered by overnight courier to the party concerned at the address indicated below or to such changed address as such party may subsequently give such notice of:
If to the Company:	Six Flags Entertainment Corporation 1000 Ballpark Way, Suite 400 Arlington, Texas 76011 Phone: (972) 595-5000
Attention:	Vice President, Compensation and Benefits Fax: (972) 595-5175
If to Executive:	At the Executive’s last residence shown on the records of the Company
15.Assignment and Successors.  This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and such transferee or successor shall be required to assume such obligations by contract (unless such assumption occurs by operation of law).  Anything herein to the contrary notwithstanding, the Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive’s death or Disability by giving the Company written notice thereof.  In the event of the Executive’s death or Disability, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to the Executive’s beneficiary, estate or other legal representative.
16.Governing Law; Amendment.  The Company maintains its headquarters in Arlington, Texas.  This Agreement shall be governed by and construed in accordance with the laws of Texas, without reference to principles of conflict of laws.  This Agreement may not be amended or modified except by a written agreement executed by Executive and the Company or their respective successors and legal representatives.

17.Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.
18.Tax Withholding.  Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.
19.No Waiver.  The Executive’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.  Any provision of this Agreement may be waived by the parties hereto; provided that any waiver by any person of any provision of this Agreement shall be effective only if in writing and signed by each party and such waiver must specifically refer to this Agreement and to the terms or provisions being modified or waived.
20.No Mitigation.  In no event shall the Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and, except as set forth herein, such amounts shall not be subject to offset or otherwise reduced whether or not the Executive obtains other employment.  The Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company have against the Executive for any reason; provided that the Company may cease making the payments or providing the benefits, in each case, under Section 4 if Executive materially violates the provisions of Sections 5 through 8 and, if curable, does not cure such violation within fifteen (15) days after written notice from the Company.
21.Section 409A.  This Agreement is intended to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) with respect to amounts, if any, subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent.  To the extent Executive would otherwise be entitled to any payment under this Agreement, or any plan or arrangement of the Company or its Affiliates or Subsidiaries, that constitutes a “deferral of compensation” subject to Section 409A and that if paid during the six (6) months beginning on the Termination Date of Executive’s employment would be subject to the Section 409A additional tax because Executive is a “specified employee” (within the meaning of Section 409A and as determined by the Company), the payment will be paid to Executive on the earlier of the six (6) month anniversary of Executive’s Termination Date or death.  To the extent Executive would otherwise be entitled to any benefit (other than a payment) during the six (6) months beginning on termination of Executive’s employment that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided on the earlier of the first day following the six (6) month anniversary of Executive’s Termination Date or death.  Any payment or benefit due upon a termination of employment that represents a “deferral of compensation” within the meaning of Section 409A shall be paid or provided only upon a “separation from service” as defined in Treasury Regulation § 1.409A-1(h).  Each payment made under this Agreement shall be deemed to be a separate payment for purposes of Section 409A.

Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation §§ 1.409A-1(b)(4) (“Short-Term Deferrals”) and (b)(9) (“Separation Pay Plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation § 1.409A-1 through A-6.  Notwithstanding anything to the contrary in this Agreement or elsewhere, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Executive’s “separation from service” occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Executive’s “separation from service” occurs.  To the extent any expense reimbursement (including without limitation any reimbursement of interest or penalties related to taxes) or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.
22.Headings.  The section headings contained in this Agreement are for convenience only and in no manner shall be construed as part of this Agreement.
23.Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and shall supersede all prior agreements, whether written or oral, with respect thereto.  In the event of any inconsistency between the terms of this Agreement and the terms of any other Company plan, policy, equity grant, arrangement or agreement with the Executive, the provisions most favorable to the Executive shall govern.
24.Duration of Terms; Tolling.  The respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment to the extent necessary to give effect to such rights and obligations.  Should the Executive violate any of the terms of the restrictive covenant obligations articulated herein, the obligation at issue will run from the first date on which the Executive ceases to be in violation of such obligation.
25.Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
26.Certain Change in Control Payments.  Notwithstanding any provision of this Agreement to the contrary, if any payments or benefits the Executive would receive from the Company under this Agreement or otherwise in connection with the Change in Control (the “Total Payments”) (a) constitute “parachute payments” within the meaning of Section 280G of the Code, and (b) but for this Section 26, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive will be entitled to receive either (i) the full amount of the Total Payments or

(ii) a portion of the Total Payments having a value equal to $1 less than three (3) times such individual’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code), whichever of (i) and (ii), after taking into account applicable federal, state, and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by such employee on an after-tax basis, of the greatest portion of the Total Payments.  Any determination required under this Section 26 shall be made in writing by the accountant or tax counsel selected by the Executive.  If there is a reduction pursuant to this Section 26 of the Total Payments to be delivered to the applicable Executive and to the extent that an ordering of the reduction other than by the Executive is required by Section 21 or other tax requirements, the payment reduction contemplated by the preceding sentence shall be implemented by determining the “Parachute Payment Ratio” (as defined below) for each “parachute payment” and then reducing the “parachute payments” in order beginning with the “parachute payment” with the highest Parachute Payment Ratio.  For “parachute payments” with the same Parachute Payment Ratio, such “parachute payments” shall be reduced based on the time of payment of such “parachute payments,” with amounts having later payment dates being reduced first.  For “parachute payments” with the same Parachute Payment Ratio and the same time of payment, such “parachute payments” shall be reduced on a pro rata basis (but not below zero) prior to reducing “parachute payments” with a lower Parachute Payment Ratio.  For purposes hereof, the term “Parachute Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable “parachute payment” for purposes of Section 280G of the Code and the denominator of which is the actual present value of such payment.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Executive and the Company have caused this Agreement to be executed as of the date first above written.

SIX FLAGS ENTERTAINMENT CORPORATION

By: /s/ Reyna Sanchez

Name: Reyna Sanchez

Title: VP, HR, Compensation & Benefits

EXECUTIVE

/s/ Gary Mick

Gary Mick

EXHIBIT A

Confidential Separation Agreement and General Release

Gary Mick (“Executive” and referred to herein as “you”) and Six Flags Entertainment Corporation, a Delaware corporation (the “Company”), hereby knowingly and voluntarily agree to enter into this Confidential Separation Agreement and General Release (“Agreement”) which sets forth the terms agreed to in connection with the termination of your employment with the Company.  You and the Company are referred to herein as the “Parties” or individually as a “Party”.

1.Termination Benefits.

(a)Your employment with the Company as Chief Financial Officer will terminate effective as of [DATE] (the “Termination Date”), and as of the Termination Date, you will be deemed to have immediately resigned without the requirement of any additional action, from all other positions you held with the Company and its Affiliates.

(b) In exchange for your waiver of claims against the Released Persons (as defined below) and compliance with the other terms and conditions of this Agreement, upon the Effective Date (as defined below), the Company agrees to provide you with the payments and benefits provided in Section 4 of your employment agreement with the Company, effective June 1, 2022 (the “Employment Agreement”), in accordance with the terms and conditions of the Employment Agreement, which shall consist of, for the avoidance of doubt, the payments and benefits set forth on Exhibit A attached hereto.

(c)You acknowledge that the arrangements, payments, and benefits described in this Agreement are in lieu of and in full satisfaction of any amounts that might otherwise be payable to you under any agreement, contract, understanding, plan, policy or practice, past or present, of the Company and/or any of its affiliates, including without limitation any offer letters, employment agreements, or other agreements you may have received or entered into with respect to your employment with the Company. You acknowledge and agree that you have received payment for all salary, wages, bonuses, and other compensation and you are not due anything further except as specified in this Agreement. Except as expressly set forth herein, you shall not be eligible to participate or continue to participate in any employee benefit plans or compensation arrangements of the Company or any of its affiliates subsequent to the Separation Date, including but not limited to any bonus or incentive compensation, notice pay, or severance pay.

2.General Release and Waiver of Claims.

(a)In consideration for the payments and benefits to be provided to you pursuant to Section 1(b) above, you, for yourself and for your heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter referred to collectively as “Releasors”), forever release and discharge the Company and its subsidiaries, divisions, affiliates and related business entities, successors and assigns, and any of its or their respective directors, officers, fiduciaries, agents, trustees, administrators, employees and assigns (in each case, in their capacity as such) (collectively the “Released Persons”) from any and all claims, suits, demands, causes of action, covenants, obligations, debts, costs, expenses, fees and liabilities of any kind whatsoever in law or equity, by statute or otherwise, whether known or unknown, vested or contingent, suspected or unsuspected and whether or not concealed or hidden (collectively, the “Claims”), which you have had, now have, or may have against any of the Released Persons by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter arising up to and including the Separation Date, except as provided in subsection (c) below.

(b)Without limiting the generality of the foregoing, this Agreement is intended to and shall release the Released Persons from any and all such claims, whether known or unknown, which you have had, now have, or may have against the Released Persons arising out of your employment or termination thereof, including, but not limited to:

(i) any claim under the Age Discrimination in Employment Act (as amended by the Older Workers’ Benefit Protection Act), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Genetic Information Nondiscrimination Act, the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Released Persons subject to the terms and conditions of such plan and applicable law), the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act of 1988, the Fair Labor Standards Act of 1938, the Fair Credit Reporting Act, the Uniform Services Employment and Reemployment Rights Act, the National Labor Relations Act, the Immigration Reform and Control Act, the Texas Labor Code, the Texas Payday Law, the Texas Anti-Retaliation Act, the Texas Commission on Human Rights Act and the Texas Whistleblower Act, in each case as amended;

(ii) any and all claims for compensation of any type whatsoever, including but not limited to claims for salary, wages, bonuses, commissions, incentive compensation, vacation, sick pay, severance, and other compensation that may be legally waived and released;

(iii) any and all claims arising under tort, contract, and quasi-contract law, including but not limited to claims of breach of contract, tortious interference, breach of duty, personal injury or any other harm, wrongful or retaliatory discharge, fraud, defamation, and negligent or intentional infliction of emotional distress; and

(iv) any and all claims for monetary or equitable relief, including but not limited to attorneys’ fees, back pay, front pay, reinstatement, experts’ fees, medical expenses, costs and disbursements, punitive and liquidated damages, and penalties.

(c)Notwithstanding the foregoing, nothing in this Agreement shall be a waiver of claims: (i) that arise after the Separation Date, including, without limitation, such claims related to any equity award held by you; (ii) for the payments or benefits required to be provided under Section 4 of the Employment Agreement; (iii) regarding rights of indemnification and receipt of legal fees and expenses to which you are entitled under the Employment Agreement, the Company’s or a subsidiary of the Company’s Certificate of Incorporation or By-laws (or similar instrument), pursuant to any separate writing between you and the Company or any subsidiary of

2

the Company or pursuant to applicable law; or (iv) relating to any claims for accrued, vested benefits under any employee benefit plan or retirement plan of the Released Persons subject to the terms and conditions of such plan and applicable law (excluding any severance or termination pay plan, program or arrangement, claims to which are specifically waived hereunder).

(d)In signing this Agreement, you acknowledge that you intend that this Agreement shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. You expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown, unsuspected or unanticipated Claims, if any, as well as those relating to any other Claims hereinabove mentioned or implied.

3.Specific Release of ADEA Claims.

(a)You acknowledge that you are waiving and releasing claims under the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act.  Your further acknowledge that you: (i) have carefully read this Agreement in its entirety; (ii) have had an opportunity to consider for at least [twenty-one (21)] [forty-five (45)] days the terms of this Agreement; (iii) are hereby advised by the Company in writing to consult with an attorney of your choice in connection with this Agreement; (iv) fully understand the significance of all of the terms and conditions of this Agreement and have discussed them with your independent legal counsel, or have had a reasonable opportunity to do so; (v) have had answered to your satisfaction by your independent legal counsel any questions you have asked with regard to the meaning and significance of any of the provisions of this Agreement; and (vi) are signing this Agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein.

(b)You understand that you will have at least [twenty-one (21)] [forty-five (45)] days from the date of receipt of this Agreement to consider the terms and conditions of this Agreement. You may accept this Agreement by signing it and returning it to the Company’s Vice President, Compensation and Benefits at the address specified pursuant to Section 14 of the Employment Agreement. After executing this Agreement, you shall have seven (7) days (the “Revocation Period”) to revoke this Agreement (other than Section 1(a) above) by indicating your desire to do so in writing delivered to the Vice President, Compensation and Benefits at the address above by no later than 5:00 p.m. Central Standard Time on the seventh (7th) day after the date you sign this Agreement. This Agreement shall not become effective until the eighth (8th) day after you sign this Agreement (the “Effective Date”), provided you do not revoke your consent during the Revocation Period.  If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event you do not accept this Agreement as set forth above, or in the event you revoke this Agreement during the Revocation Period, this Agreement (other than Section 1(a) above), including but not limited to the obligation of the Company to provide the payments and benefits provided in Section 1(b) above, shall be deemed automatically null and void. You hereby acknowledge and agree that Section 1(a) shall take immediate and irrevocable effect as of the Separation Date, regardless of whether you invoke your right to revoke this Agreement in accordance with this Section 3.

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4.Administrative Charges and Complaints.  You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Further, you understand that claims challenging the validity of this Agreement under the Age Discrimination Employment Act as amended by the Older Workers’ Benefit Protection Act are not released.   While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to the maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.

5.Company Property; Intellectual Property.

(a) Return of Company Property. Unless otherwise provided for herein, you acknowledge and agree that all Company-owned or leased property, documents, records, and files (electronic, paper or otherwise), software, equipment, and other physical property, including but not limited to mobile phones, laptops, tablets, access cards, ID cards, keys, computers, hardware, databases, and all items containing proprietary and/or Confidential Information of the Company (defined below), that you have received, acquired, or which have come into your possession or been produced by or to you in connection with your employment (collectively, “Company Property”), have been and remain the sole property of the Company. You agree to conduct a thorough and diligent search and return to the Company all such tangible Company Property within five (5) business days of your receipt of this Agreement. You further agree to conduct a thorough search for, and permanently and irrevocably delete, any intangible Company Property which exists or is stored in any e-mail account, in any cloud account, or on any computer, laptop, tablet, mobile device, or other electronic device which is accessible, possessed, controlled or owned by you.

(b) Assignment of Rights to Intellectual Property. You agree to promptly disclose in writing to the Company all inventions, discoveries, developments, improvements and innovations that you have conceived or made during your employment (collectively referred to as “Company Inventions”); provided, however, that in this context, Company Inventions are limited to those which (i) relate in any manner to the existing or contemplated business or research activities of the Company, or any of its affiliates or subsidiaries; (ii) are suggested by or result from your work at the Company; or (iii) result from the use of the time, materials or facilities of any member or affiliate of the Company. You assign and agree to assign to the Company your full right, title, and interest in and to all Company Inventions, and further agree to execute any and all applications for domestic and foreign patents, copyrights, or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) that may be requested to assign Company Inventions to the Company or its designee and/or to permit the Company or its designee to enforce any patent, copyrights, or

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other proprietary rights to the Company Inventions. You acknowledge and agree you will not charge the Company for any time, expense, or resources spent in complying with these obligations, and that any copyrightable Company Inventions that you created during your employment shall be considered “works made for hire” and shall, upon creation, be owned by the Company.

6.Non-Disclosure. You agree to keep this Agreement, the terms and provisions of this Agreement, and any discussions and negotiations leading up to and in connection with this Agreement, strictly confidential. Notwithstanding the foregoing, you may make appropriate disclosures (i) to your immediate family and your legal, tax and/or financial advisor, (ii) for the filing of income tax returns or required financial disclosures, or (iii) as may be required by law or in any proceeding to enforce this Agreement. You agree to require such person(s) to whom you disclose any such information to maintain its confidentiality, and any breach by such person(s) of this non-disclosure requirements shall be deemed a breach by you of this Agreement. The Company shall reveal this Agreement, and any discussions and negotiations leading up to and in connection with this Agreement, only to those with a business need to know. Nothing in this paragraph or this Agreement shall affect or interfere with any rights you may have under Section 7 of the National Labor Relations Act.

7.No Admission of Liability.  This Agreement is not intended, and shall not be construed, as an admission that any of the Released Persons has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.

8.Validity and Enforcement.

(a)Capitalized terms in this Agreement (including any exhibits attached hereto) that are not defined in this Agreement shall have the meaning ascribed to such terms in the Employment Agreement.

(b)Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or constructing this Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

(c)You represent and warrant that you have not assigned or transferred to any person or entity any of my rights which are or could be covered by this Agreement, including but not limited to the waivers and releases contained in this Agreement.

(d)This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

8.Continuing Obligations.  You acknowledge that the terms and obligations set forth in Sections 5 through 8 of the Employment Agreement survive the termination of your employment and you agree to continue to comply with those terms and obligations.  Those Restrictive Covenants and/or obligations that come into effect upon the last day of your employment with the Company shall begin on the Separation Date.

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9.Section 409A.  This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under this Agreement upon termination of employment shall only be made upon “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that you may incur on account of non-compliance with Section 409A.

10. Tax Treatment.  The Company makes no commitment or guarantee to you that any federal, state, local, or other tax treatment will (or will not) apply or be available to you and assumes no liability whatsoever for any potential tax consequences (including any penalties or interest related thereto) to you.

11. Governing Law.  Any dispute regarding this Agreement shall be subject to Texas law without reference to its choice of law provisions.  You agree to reimburse the Company for out-of-pocket costs and expense reasonably incurred by in connection with enforcing this Agreement (including attorney’s fees) with respect to each claim on which the Company substantially prevails.

12. Entire Agreement and Modifications.  This Agreement (i) constitutes the entire agreement between the Parties regarding the termination of your employment; (ii) survives the termination of your employment; and (iii) supersedes and cancels all prior and contemporaneous written and oral agreements, if any. You affirm that by entering into this Agreement you are not relying upon any other oral or written promise or statement made by anyone at any time on behalf of the Company. This Agreement may not be amended, altered or modified other than in a writing signed by you and an authorized representative of the Company.

13. Acknowledgment.  You warrant that you are fully competent to enter into this Agreement.  You acknowledge that you have been afforded a reasonable period of time and opportunity to review this Agreement with an attorney of your choice. You represent that you have read this Agreement, including the Release, that you fully understand the terms, and that you choose to enter into this Agreement freely, voluntarily, and without coercion.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, you and the Company have caused this Agreement to be executed as of the date set forth below, so long as the execution date is on or after [DATE].

EXECUTIVE

Gary Mick

Date:

SIX FLAGS ENTERTAINMENT CORPORATION

By:

Its:

Date:

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